Exhibit 99.1

Crumbs Bake Shop, Inc. Names New Officers

Company to Announce Fourth Quarter 2013 Earnings Results

NEW YORK, March 14, 2014 /PRNewswire/ -- Crumbs Bake Shop, Inc. (NASDQ: CRMB), the New York based cupcake specialty retailer, today announced that its Board of Directors has appointed Frederick G. Kraegel as Chairman of the Board of Directors. The Company also announced that Edward M. Slezak has been appointed as permanent Chief Executive Officer and Ronda S. Kase has been named Secretary. Mr. Slezak has been leading the Company as interim Chief Executive Officer in addition to his duties as General Counsel and Ms. Kase has been serving as Assistant Secretary in addition to her duties as Corporate Compliance Officer. Mr. Slezak is also a member of the Company's Board of Directors. In addition, the Company today announced that it will release fourth quarter 2013 financial results on Wednesday, March 19, 2014 after the market close. A conference call will follow at 5:00 PM ET and will be webcast live from the investor/events & presentations portion of the Company's website at crumbs.com. Hosting the call will be Mr. Slezak and Chuck Ireland, SVP of Finance & Treasurer and Chief Financial Officer. The conference call can be accessed live over the phone by dialing 877-407-4018 or for international callers by dialing 201-689-8471. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 13578545. The replay will be available until April 2, 2014.

"The Crumbs' Board of Directors has great confidence that under the guidance of Mr. Kraegel and with Mr. Slezak's leadership, the Company is well positioned for the future," said Len Potter, Chairman of the Nominating and Governance Committee.

Mr. Kraegel has been a member of the Board of Directors since May 2010 and was previously appointed as Chairman of both the Audit and Compensation Committees. He has extensive experience as an independent consultant evaluating businesses and in working with companies with complex financial issues. Earlier in his career, Mr. Kraegel was a partner at Peat, Marwick Mitchell & Co. (now KPMG LLP). Mr. Kraegel graduated from Valparaiso University and is a Certified Public Accountant. Mr. Kraegel also serves on the boards of Thrivent Financial for Lutherans, Valparaiso University and Concordia Plan Services, Inc. and several other nonprofit organizations.

Mr. Slezak joined the Company in August 2013. Prior to assuming the role of Interim Chief Executive Officer on January 1, 2014, Mr. Slezak served as the Company's chief legal officer and Secretary. Prior to joining the Company, Mr. Slezak served as Senior Vice President, General Counsel and Secretary of Aeropostale, Inc., a mall-based specialty retailer, where he was responsible for all aspects of that company's legal and compliance functions, including public company securities matters and compliance, general corporate representation, intellectual property protection, litigation management and international licensing, as well as product and social compliance. Mr. Slezak joined Aeropostale, Inc. and established its in-house legal department, serving first as Vice President from November 2004 to March 2005, then as Group Vice President from March 2005 to April 2006, when he was named Senior Vice President. Prior to his arrival at Aeropostale, Mr. Slezak had served as Vice President, General Counsel and Secretary of Acclaim Entertainment, Inc., a video game developer and publisher, where he also founded that company's in-house legal department. Prior to his move in-house, Mr. Slezak was a Senior Associate in the corporate department at the law firm of Cadwalader, Wickersham & Taft, LLP, concentrating in mergers and acquisitions.

Ms. Kase has served as Corporate Compliance Officer of the Company and Crumbs Holdings LLC since May 2011. She has also served as the Assistant Secretary for the Company and Crumbs Holdings LLC. Prior to joining the Company, Ms. Kase worked as a consultant with a leading private mergers and acquisitions firm, helping to facilitate the sale of companies in a variety of industries. From 1993 to 2007, Ms. Kase was lead corporate paralegal at the Nashville law firms of Sherrard & Roe, PLC and Adams and Reese LLP (formerly, Stokes Bartholomew Evans & Petree, P.A.) working with senior partners in the corporate, securities and tax group. Ms. Kase has extensive experience with public companies and in-depth knowledge of corporate governance and compliance issues.

About Crumbs Bake Shop, Inc.

The first Crumbs Bake Shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 65 locations in 12 states and the District of Columbia.

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CONTACT: Investor Relations Contact: IR@crumbs.com / 646-478-9917